As filed with the U.S. Securities and Exchange Commission on May 15, 2025

Registration No. 333-226869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-226869

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Despegar.com, Corp.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	4700	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Commerce House

4th Floor

Wickhams Cay 1

Road Town, Tortola VG1110

British Virgin Islands

Telephone: +1 284 852-1195

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc. (formerly known as National Corporate Research, Ltd.)

10 E. 40th Street, 10th floor

New York, NY 10016

Telephone: 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Despegar.com, Corp. (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following Registration Statement on Form F-1 (the “Registration Statement”) to terminate any and all offerings under the Registration Statement and to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to its Registration Statement No. 333-226869, filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2018, with respect to (i) the resale or distribution of up to 30,204,172 ordinary shares, which may be offered for sale or distributed to members, partners or shareholders from time to time by the selling shareholders named in the prospectus contained therein and (ii) an indeterminable number of additional ordinary shares that may become available for issuance upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, with respect to the ordinary shares registered pursuant to the Registration Statement.

On May 15, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) , dated as of December 23, 2024, by and among the Registrant, MIH Internet Holdings B.V., a Netherlands private limited liability company (besloten vennootschap) (“Parent”) and a wholly-owned subsidiary of Prosus N.V., and MIH Investments Merger Sub Limited, a BVI business company with limited liability (“Merger Sub”) and a wholly-owned indirect subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the separate corporate existence of Merger Sub thereupon ceasing and the Registrant continuing as the surviving company and a wholly-owned indirect subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil, on May 15, 2025.

DESPEGAR.COM, CORP.

By:	/s/ Monica Alexandra Soares da Silva
Name: Monica Alexandra Soares da Silva
Title: General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.